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Transcript of Prepared Remarks for Aetna Inc. April 25, 2002 Analyst Call

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT: Aetna's 2002 Proxy Statement was filed with the Securities and Exchange Commission on March 18, 2002 and mailed to Aetna's shareholders on or about March 20, 2002. Aetna filed additional participant information with the SEC on April 4, 2002. Aetna's shareholders should read these materials, and all additional materials that Aetna files with the SEC, because they contain important information relating to the 2002 Annual Meeting. In addition, certain information in this presentation is forward looking. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); increases in medical costs or Group Insurance claims resulting from the aftermath of the events of September 11, 2001 and the continued threat of terrorism; the ability to achieve targeted savings from work force reductions and to otherwise reduce administrative expenses in light of significant membership reductions being experienced in 2002; the ability to maintain targeted levels of service, and improve relations with providers, as well as operating performance, while making significant staff reductions and taking actions to reduce medical costs; the ability to successfully implement Aetna's new customer model approach; lower levels of investment income from continued lower interest rates; adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as the Patients' Bill of Rights, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets, particularly given the significant membership reductions being experienced in 2002; and the outcome of litigation and regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For more discussion of important factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2001 Report on Form 10-K, on file with the Securities and Exchange


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Commission. You also should read Aetna's 2002 first quarter Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna's historical results of operations and financial condition.

Good morning and welcome to Aetna's First Quarter 2002 Earnings call and webcast.

My name is Dennis Oakes. With me this morning are Aetna Chairman, President and CEO - Dr. Jack Rowe; Executive Vice President for Health Operations - Ron Williams and Chief Financial Officer - Alan Bennett. At the conclusion of their prepared remarks, we will answer your questions. A transcript of those remarks will be available by 3:00 pm today on the "Investor Information" section of our Company website at Aetna.com.

During the call, we will make forward-looking statements. Risk factors that may materially impact those statements and could cause actual future results to differ materially from currently expected results are described in our 2001 Form 10-K. Aetna's proxy statement, additional participant information and other additional materials are on file with the SEC. Aetna's shareholders should read those materials because they contain important information relating to Aetna's 2002 Annual Meeting tomorrow.

As you know, Regulation FD limits our ability to respond to certain inquiries from investors or analysts in nonpublic forums. We encourage you, therefore, to ask all questions of a material nature on this conference call.

I will now turn the call over to Dr. Rowe...Jack.

Good morning and thank you for joining us.


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I am delighted to announce today that Aetna recorded operating earnings in the first quarter of $0.44 per share, excluding a tax benefit which actually added further profitability in the quarter. All segments of our business including Health, Group Insurance and Large Case Pensions were profitable.

To understand the significant progress made in our Health Care business in the first quarter, I would like to draw your attention to five indicators:

     >> First, the MCR for our Commercial HMO business was 86.2%, a 350 basis point improvement from the fourth quarter.

     >> Second, we achieved a net 17% premium yield for our Commercial HMO business. This is a quarter over quarter premium yield for our entire book of business, not just cases renewing in the first quarter.

     >> Third, our Commercial HMO medical cost trend was in the 15 - 16% range, representing a 200 basis point improvement from the trend we reported for the fourth quarter of last year.

     >> Fourth, we significantly increased our margin in the Health business and increased our overall Company operating margin to 3.2%, on a pre-tax basis.


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     >>   And, fifth, we indicated in February that our membership would decline from the January level as we gained an understanding of retroactivity and our efforts to appropriately re-price each case continued. Our March 31 membership of approximately 15.0 million reflects the impact of those two items.

We view this substantial financial improvement in our Health Care business as a critical milestone in our turnaround effort which began last year and will continue throughout 2002 and 2003. However, there is much work yet to be done and turnarounds often involve some unforeseen bumps in the road.

Let me thank our customers who have stood by us, as well as all of Aetna's employees who have worked so hard over the past twelve months to restore profitability. Beyond the progress announced today, however, I want to assure all of our shareholders of our longer-term commitment to returning this Company to a position of industry leadership.

In particular, we will continue to focus on three efforts during this year:

     >> First, to bring our SG&A expenses in line with our smaller membership base while continuing to improve service,

     >>   Second, reduce the rate of increase in our medical costs, and

     >>   Third, attract and retain profitable customers.

Let me turn to the important topic of guidance for the remainder of this year.


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A critical aspect of our new approach to our business is an enhanced discipline in everything we do. Deferring guidance on our Health Care business until we had experience with our new operating model is consistent with that notion. While we expect to further refine our outlook following the second quarter as we gain additional important experience, we are prepared at this time to offer guidance as follows:

     >> We project full year total Company operating earnings will be approximately $200 million or $1.25 to $1.35 per share. Second quarter results are expected to be lower than the first quarter due to a seasonal increase of medical costs and less favorable Medicare results. For third and fourth quarters, we currently project Health earnings will increase from the second quarter level.

     >> We project cash operating earnings, which excludes amortization of intangibles, will be approximately $285 million or $1.80 to 1.90 per share for 2002, a substantial improvement over the 2001 level of $71.3 million or $.49 per share.

     >> This level of earnings would yield a full year pre-tax operating margin of between 2.5 - 3.0%, which excludes interest expense and amortization.

     >> We expect the Commercial HMO medical cost trend for the year will remain within the 15 - 16% range that we saw in the first quarter.

     >> We expect full year premium yield, net of benefit buy downs and geographic differences, to be 18% for our Commercial HMO business.

     >> We expect a full year MCR in our Commercial HMO business of approximately 86%.

     >> We expect full year net SG&A savings of approximately $300 million, pretax.


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


     >> And, we expect our year-end membership will be approximately 14.0 million, comprised of roughly of 40% risk and 60% administrative services accounts.

Let me conclude my remarks by looking ahead to next year. As we plan for 2003, we have a number of broad goals:

     >> First, we have an excellent early start on the actions necessary to ensure a successful January 2003 renewal cycle. Our management teams are fully engaged in this effort.

     >> Our second goal is to regain market momentum and enter a phase of targeted membership growth in our risk business. With product exits in certain markets and significant pricing actions largely completed during 2002, our goal is to retain and attract profitable new customers next year.

     >> Our third goal is to achieve organizational effectiveness - we are laying the groundwork for a performance-oriented culture. Throughout 2002, the senior management team and I will continue working to transform Aetna into a high performance organization.

     >> Fourth, we aim to maximize the effectiveness of key business components for our customers. We believe that information technology will be a particularly important component of the trend toward consumer driven healthcare. We are examining our data warehouse, informatics capacity, Intelihealth Website and our PBM to determine how best to respond to that trend.'


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     >>   Fifth, we aim to control medical costs by continued vigilance in underwriting, patient management, and provider contracting, as well as enhanced member education.

     >>   Sixth, we will continue to improve our relationships with providers,

     >> And lastly, but perhaps most importantly, we will be focusing on cost effectiveness. We intend to continue to make meaningful progress in this area not only throughout this year but also throughout next year. After completing the right sizing of our SG&A levels for our smaller membership base, our scale in the marketplace should again become a competitive asset.

As I said earlier, much work remains for our turnaround to be fully successful. I am confident we have the right team in place, an effective operating model, a correct strategic direction, and the discipline and commitment at all levels within Aetna to achieve our goals.

Ron Williams will now comment on the first quarter and full year from the operational perspective. Ron...

Well, good morning everyone and thank you, Jack.

I am very pleased that we are beginning to realize the benefits of the underwriting, rating, and medical cost actions that we put into motion last year. This quarter's results reflect a


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


reduction in the rate of increase of medical costs, as well as the impact of significant pricing actions.

First, let me provide you with a membership update...

We stated in February that additional membership reductions would occur. With the benefit of two additional months of review, we now know that the actual membership in January was 15.3 million members rather than the 15.6 million that was our view in mid-February. As you know, larger employers often submit their final enrollment adjustments after the first of the year which then takes time to reconcile. That reconciliation and terminations of smaller risk cases were the primary reasons for the 300,000 difference. As our efforts to reprice each case continued, we experienced a further reduction of 300,000 members in February and March to bring our total to 15 million at the end of March. It is important to note that, as we reported to you in February, the 2001 MCR for all cases that lapsed in the first quarter was 400-500 basis points higher than the business we retained.

As we have shared with you previously, we have taken a number of steps to rebuild our market presence and position Aetna for success by strengthening our distribution channels and providing additional tools for our sales force. Proposal activity for National Accounts is up significantly from last year with several early successes. We have some positive news to report on the sales front. Over the past few months we sold several new accounts with effective dates of second quarter or later. On the Middle Market front, proposal activity is also brisk with accelerating opportunities throughout our broker and producer channels.


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


In Small Group, we are focused on the streamlining of product offerings and broker recruitment. Consistent with our plan to be a leader in the emerging category of consumer driven health plans, we are quite pleased that 2002 and 2003 quote activity for the Aetna Health Fund PPO offering has been increasing and we have three committed sales.

Next, I will address our pricing yield.

We are very pleased that our pricing and rating actions have resulted in a first quarter pricing yield on our total Commercial HMO book of approximately 17%, after benefit buydowns which totaled approximately 250-350 basis points. The net premium yield for our PPO based products was in the mid teens and our Medicare product yielded approximately 5%.

Our goal for 2002 was to price our business to expand margins. For all of 2002, we project our net Commercial HMO premium yield will be approximately 18%. For our PPO based and Medicare products we expect net premium yields for the full year to be in the mid teens range and 5%, respectively.

Turning to medical costs, we entered the year with a plan to achieve a lower medical trend over time and we are pleased with our progress toward that goal. Many of the components of the 15 to 16% first quarter Commercial HMO medical cost trend represent improvement from the trend we reported in the fourth quarter including primary care and specialist physician services increases in the mid teens; inpatient services increases in the


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


mid teens; pharmacy increases in the high teens; and outpatient services increases in the mid twenties.

We believe our focus on underwriting, product design, and patient management have contributed to this improvement. We also believe that the absence of high MCR membership that resulted from our targeted product and program exits in certain markets significantly improved our medical cost ratio.

The PPO based trend for the quarter was in the mid teens and we expect the full year trend to be in this range.

Regarding our medical cost ratios. The Commercial HMO medical cost ratio (MCR) was 86.2% for the first quarter, a 350 basis point improvement over the fourth quarter and the MCR for Medicare was 80.5%. Both of these MCRs were significantly lower than the prior quarter and benefited from premium increases outpacing the rise in medical costs. I want to point out, however, that the first quarter Medicare MCR was driven by a combination of significant benefit plan changes, lower utilization and a small amount of favorable reserve development. We believe the full year Medicare MCR will be in the 87-88% range.

In regard to provider contracting, we continue to make progress in our ongoing provider contracting activities. In total, our recontracting results have been in line with


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


expectations. In addition to our medical cost initiatives, these changes are designed to control medical cost increases in future periods.

Turning finally to the area of service, as we did in 2001, we continue to experience steady improvement in our customer service and quality levels, concurrent with our workforce reductions. We have implemented a variety of quality and workflow redesign initiatives. Our progress is demonstrated by our rate of claims resolved on the first submission, a measure which has improved significantly since the beginning of 2001.

In closing, overall, I am pleased with the progress we have made to date, although there is much work to be done as our turnaround continues throughout 2002 and 2003. We have begun to realize margin expansion due to our customer segmentation, medical cost control efforts, and disciplined pricing and underwriting. Our critical focus for 2002 is on actions that will slow the growth of medical costs and lower our administrative expense structure.

Thank you, and now I will turn the call over to Alan Bennett for the financial report.

Thank you, Ron.  Good morning everyone.

Aetna today reported first quarter 2002 after tax operating earnings of $64.9 million or $0.44 per share, excluding one Other Item relating to the favorable impact of the release of state income tax reserves during the quarter. This compares to a loss of $84.6 million or $0.59 per share in the fourth quarter 2001 and a loss of $36.6 million or $0.26 per share in the first quarter of 2001. Comparable results for the fourth and first quarters of 2001, adjusted for the new accounting standard eliminating the amortization of Goodwill, are an operating loss of $34.6 million, or $.24 per share and operating earnings of $15 million or $.10 per share, respectively. We have included a table in our press release and financial supplement that illustrates comparability between years.

Cash operating earnings in the first quarter were a positive $96.9 million or $0.65 per share compared to a loss of $2.6 million or $0.02 in the fourth quarter 2001. We define Cash Operating Earnings as operating earnings plus amortization of Intangibles for 2002 and Goodwill and Intangibles for 2001.

Operating results. The Health Care business reported operating earnings of $76.7 million in the first quarter. This compares to an operating loss of $16.1 million in the fourth quarter and operating earnings of $13.7 million in the first quarter of 2001. All of these results are before amortization of Goodwill and other Intangibles. For the full year, we project the health business will earn between $210 and $220 million, excluding the amortization of $85 million of Intangibles.

Group Insurance operating earnings for the first quarter were $33.0 million, compared to $36.3 million for the fourth quarter of 2001. First quarter results were negatively impacted primarily due to a seasonally higher Group Life claim experience. Aetna Group Insurance membership of 11.9 million as of March 31 was approximately 3% higher than year-end 2001 levels. We are especially pleased with this net membership growth despite the decline


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in our health risk membership. We view this as a very positive sign going forward. As we indicated on our fourth quarter call in February, we expect Group Insurance earnings to be a strong contributor to overall Company earnings in 2002. We continue to project full year earnings of between $140 and $145 million and expect that membership will be slightly higher from December 31 levels.

Operating earnings for Large Case Pensions in the first quarter were $6.3 million compared to $3.8 million in the fourth quarter of 2001. Large Case Pensions' earnings should decline throughout the year consistent with the continued decline in underlying liabilities and assets supporting the business. Full year projected earnings remain $15 - $20 million.

Interest expense for the quarter was $19.1 million after tax, compared to $26.6 million in the fourth quarter. Based upon our experience in the first quarter, we now believe that our full year interest expense will be at the low end of the $90 - $95 million range that we projected in February.

Health Care Costs Payable. Our Health Care costs payable at March 31 were $2.63 billion. As we expected, this number is lower than the 12/31/01 balance, reflecting continued pay down of Medicare, Medicaid, Commercial/HMO and Indemnity/PPO reserves related to exited markets, sold membership and membership lapses.


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The total number of days payable were 68.6 days at March 31, an increase of 5.2 days from December 31. Excluding the estimated reserves held for lapsed members, we estimate days of healthcare costs payable for our ongoing business were essentially level with December 31. It is important to note that the days payable of 68.6 should drop in the second quarter as these runoff claims are paid down.

Operating cash flow for the first quarter was $154 million, compared to $72 million for the fourth quarter of 2001. This number represents income from continuing operations before the non-cash cumulative effect adjustment plus intangible amortization and depreciation, less net capital gains and other items, but before changes in our balance sheet.

After considering changes to our balance sheet accounts, we experienced an expected operating cash outflow in the first quarter of approximately $117 million because of two items. First, we have paid approximately $425 million from estimated reserves we held at year-end for members which lapsed on December 31, 2001, and approximately $40 million for payments related to the prior year severance and facilities reserves. These cash uses were partially offset by the collection of an estimated $100 million of premiums receivable at year-end for these lapsed members. Without these two items, our cash flow for the quarter was $248 million. As you may recall, our analysis of operating cash flow excludes changes to the Large Case Pensions reserves, as these liabilities are satisfied by related investment assets and don't impact operating cash flow.


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With respect to short-term debt, we paid down our $110 million balance of
Commercial paper during the quarter. We will continue to access Commercial paper markets in 2002 to cover our various cash requirements, though, we expect short-term borrowing needs will be minimal this year.

Our total debt at quarter end was $1.6 billion, resulting in a debt to capital ratio of 18.4% compared to a pro-forma debt to capital ratio of 19.9% at December 31, 2001. Both ratios consider the post FAS 142 level of Goodwill impairment that I will discuss later in my remarks.

We continue to have a strong balance sheet and excellent liquidity. At March 31 we had approximately $220 million of cash at the parent. Further, we have approximately $245 million available to dividend from subsidiaries without the need for regulatory approval, and this compares to $340 million available at December 31, 2001. Amounts dividended to the parent in the first quarter were used primarily to pay off Commercial paper.

Capital expenditures. Our capital expenditures are comprised of spending for software and property, plant and equipment. We expect capital expenditures for 2002 to be approximately $140 million, the majority of which will be software related. We further project depreciation for the year of approximately $175 million, the majority related to property, plant and equipment.


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


Cost reduction efforts. SG&A expense reductions are a critical focus for 2002 and 2003. I am pleased with the progress we made in 2001 and in the first quarter of 2002, but we have a considerable challenge ahead.

We are attacking SG&A in our new operating model on three fronts:

     >> First and foremost, we are working to reduce our SG&A costs in order to adjust to our new membership levels;

     >> Second, we are working to align resources and the related costs directly to the appropriate customer market segments in order to ensure that profit and loss managers have increasing accountability and direct control over SG&A costs.

     >> Third, we are reviewing all shared costs allocated to customer market segments to be certain the methods of allocation reflect the estimated consumption or usage of these resources.

With regard to expense reductions to date, Healthcare SG&A declined by $77 million sequentially, with savings due primarily to the implementation of the first phase of the 6,000 personnel reduction announced in December. During the quarter, our full-time equivalents declined by approximately 2,500, which is ahead of our plan. Of this amount, about 1,360 resulted from our 2001 severance actions with the balance being realized through net attrition. Additionally, each area of the Company is undergoing a robust review of their expense base to determine how to accelerate cost reductions.


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Our significant health care membership decline in the first quarter caused total company SG&A as a percentage of revenue to increase to 20.4%. As our membership base declines during the year we expect this ratio to rise to approximately 21% for the full year, despite the reduction in overall expenses. We are very mindful that reducing SG&A expenses as quickly as we can without impairing our service levels is a very significant goal for Aetna in this stage of our turnaround. Accordingly, we project a net reduction in SG&A for the full year 2002 of approximately $300 million pre-tax, or $200 million after-tax. And, this net savings offsets some very significant increases that we expect in pension and insurance costs of approximately $110 million in 2002.

Regarding the direct alignment and allocation of costs, we are conducting a comprehensive analysis of the health business expense level with the goal of aligning all costs that can be directly attributable to customer market segments and by product and funding arrangement within these customer segments. This direct alignment of costs will give us more visibility as to the financial returns on our products and customer market segments and should result in further spending cuts as increased accountability and control of these costs by our various P&L managers causes different spending behavior.

As we make progress on these initiatives during the period of right-sizing our business, we believe it is appropriate to report our Health Care results in an aggregated manner, combining Health Risk and Health ASC. Doing so will not obscure the key metrics used to measure the progress in these Health businesses. For Risk, these metrics will continue to


                                      17
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be membership, premium yields, and MCRs. And for ASC, membership levels and fee income will be key.

Corporate income taxes. The total company effective tax rate for the first quarter, excluding amortization of intangibles, was approximately 32% reflecting the Company's various tax planning strategies, as well as varying tax rates in individual states. The effective tax rate for the year is projected to be approximately 32-34%.

This quarter we recorded two tax benefits related to the release of tax reserves. We reported a $19.8 million income tax benefit as an Other Item in the Health Care segment related to the release of reserves following the favorable resolution of certain state tax items.

We also recorded a tax reserve release of $50 million related to the favorable resolution of matters that relate back to the 1996 sale of the former Aetna Property and Casualty business. This was classified as income from discontinued operations.

Goodwill and other intangibles. As previously announced, Aetna recorded a Goodwill impairment in the first quarter of $2.97 billion in order to comply with the FAS 142 rules on Goodwill and Other Intangibles. This Goodwill impairment reduces our goodwill asset, reduces the Company's overall equity level and serves to increase our reported debt to capital ratios. However the Goodwill impairment does not impact cash balances or cash flow, does not affect our statutory capital ratios, falls well within our bank line covenants


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and does not impact our operating earnings. The new accounting standard eliminates the amortization of Goodwill prospectively, but the amortization of Intangibles continues. The amortization of Intangibles for the first quarter was $32 million. We anticipate amortization in the second quarter of $32 million and full year amortization of $85 million.

Weighted average shares. Finally, the weighted average shares including equivalents were 148.8 million for the first quarter 2002. We project a level of approximately 155 million shares for full year 2002 on a fully diluted basis.

In summary, we are pleased with our first quarter progress:

     >> Our underwriting margins, operating profits and normalized cash flow are all improved

     >>   Our balance sheet and liquidity remain strong

     >> We ended the Quarter with no short-term debt and our total debt to capital ratios are improved

     >> And we are continuing to drive down operating costs, although there is much more to be done in this area.

Thank you, and now I'll turn the call back to Dennis.

Alan, thank you.

Jack, Ron, and Alan are now available to answer your questions. Please ask no more than one question and one follow-up, so that we can get to as many questioners as possible. And operator, we are ready for the first question.


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